Exhibit 10.57

RESTRICTED UNIT AWARD
AGREEMENT

This Restricted Unit Award Agreement (the “Agreement”) is entered into as of the 22nd day of February, 2017, by and between ONEOK, Inc. (the “Company”) and «Employee_Name» (the “Grantee”), an employee of the Company or a Subsidiary thereof, pursuant to the terms of the ONEOK, Inc. Long-Term Incentive Plan (the “Plan”).
1.    Restricted Unit Award. This Agreement and the Notice of Restricted Unit Award and Agreement dated February 22, 2017, a copy of which is attached hereto and incorporated herein by reference, establish the terms and conditions for the Company’s grant of an Award of «No_of_Restricted_Units» Restricted Units (the “Award”) to the Grantee pursuant to the Plan. This Agreement, when executed by the Grantee, constitutes an agreement between the Company and the Grantee. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.
2.    Restricted Period; Vesting. The Restricted Units granted pursuant to the Award will vest in accordance with the following terms and conditions:
(a)    Grantee’s rights with respect to the Restricted Units shall be restricted during the period beginning February 22, 2017 (the “Grant Date”), and ending on February 22, 2020 (the “Restricted Period”).
(b)    Except as otherwise provided in this Agreement or under the Plan, the Grantee shall vest in the Restricted Units granted by this Award (including any Dividend Equivalents, as described below) at the end of the Restricted Period if the Grantee’s employment by the Company does not terminate during the Restricted Period. Upon vesting, the Grantee shall become entitled to one (1) share of the Company’s common stock (“Common Stock”) for each such Restricted Unit. No fractional shares shall be issued, and any amount attributable to a fractional share shall instead be paid to the Grantee in cash.
(c)    If the Grantee’s employment with the Company terminates prior to the end of the Restricted Period by reason of (i) voluntary termination other than Retirement or (ii) involuntary Termination for Cause, the Grantee shall forfeit all right, title and interest in the Restricted Units and any Common Stock otherwise payable pursuant to this Agreement. For purposes of this Agreement, employment with any Subsidiary of the Company shall be treated as employment with the Company. Likewise, a termination of employment shall not be deemed to occur by reason of a transfer of employment between the Company and any Subsidiary.
(d)    In the event of termination of the Grantee’s employment with the Company during the Restricted Period by reason of (i) involuntary termination other than a Termination for Cause, (ii) Retirement, (iii) Total Disability or (iv) death, then the Grantee shall be partially vested in, and the Grantee shall be entitled to receive, the percentage of the Restricted Units which is determined by dividing the number of full months which have elapsed under the Restricted Period at the time of such event by the number of full months in the Restricted Period.

Upon the effective date of a Change in Control (as defined below), the Restricted Period will expire and the Restricted Units will vest immediately and in full upon such Change in Control.
(e)    For purposes of this Agreement, the term “voluntary termination” shall mean that the Grantee had an opportunity to continue employment with the Company, but did not do so. An “involuntary termination” shall mean that the Company has ended the Grantee’s employment without the Grantee having an opportunity to continue employment with the Company. A “Termination for Cause” of the Grantee’s employment shall mean that the Company has ended such employment by reason of (i) the Grantee’s conviction in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property, (ii) the Grantee’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company, (iii) any violation by the Grantee of any covenant not to compete with the Company, (iv) any act of dishonesty by the Grantee which adversely effects the business of the Company, (v) any willful or intentional act of the Grantee which adversely affects the business of, or reflects unfavorably on the reputation of the Company, (vi) the Grantee’s use of alcohol or drugs which interferes with the Grantee’s duties as an employee of the Company, or (vii) the Grantee’s failure or refusal to perform the specific directives of the Company’s Board of Directors or officers. “Retirement” shall mean a voluntary termination of employment with the Company if the Grantee has both completed five (5) years of service with the Company and attained age fifty (50). “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months and has established such disability to the extent and in the manner and form as may be required by the Committee. The term “Change in Control” shall have the meaning provided in the Plan unless the Award is or becomes subject to Code Section 409A, in which event the term “Change in Control” shall mean a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5).
3.    Dividend Equivalents. During the Restricted Period, the Award will be increased by a number of additional Restricted Units (“Dividend Equivalents”) representing all cash dividends that would have been paid to the Grantee if one share of Common Stock had been issued to the Grantee on the Grant Date for each Restricted Unit granted pursuant to this Agreement. The Dividend Equivalents credited during the Restricted Period will include fractional shares; provided, however, the shares of Common Stock actually issued upon vesting of the Dividend Equivalents shall be paid only in whole shares of Common Stock, and any fractional shares of Common Stock shall be paid in an amount of cash equal to the Fair Market Value of such fractional shares of Common Stock. Except as provided above, Dividend Equivalents shall be subject to the same vesting provisions and other terms and conditions of this Agreement, and shall be paid on the same date, as the Restricted Units to which they are attributable. Moreover, references in this Agreement to Restricted Units shall be deemed to include any Restricted Units attributable to Dividend Equivalents.
4.    Non-Transferability of Restricted Units.
(a)    Except as provided below, the Restricted Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person until the expiration of the Restricted Period. Any such attempt shall be wholly ineffective and will result in immediate forfeiture of all such amounts.
(b)    Notwithstanding the foregoing, the Grantee may transfer any part or all rights in the Restricted Units to members of the Grantee’s immediate family, to one or more trusts for the benefit of such immediate family members or to partnerships in which such immediate family members are the only partners, in each case only if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, the Restricted Units shall remain subject to the terms and conditions of this Agreement. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee, in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of this Agreement, “immediate family” shall mean the Grantee’s spouse, children and grandchildren.
(c)    The Grantee also may designate a Beneficiary, using the form attached hereto as Exhibit A or such other form as may be approved by the Committee, to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee. In the absence of such designation of a Beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.
5.    Distribution of Common Stock. Subject to Section 13 of this Agreement, the Common Stock or cash the Grantee becomes entitled to receive upon vesting of any Restricted Units shall be distributed to the Grantee as soon as practicable after the vesting date for such Restricted Units, as determined by the Committee in its discretion, but in no event later than 75 days after the vesting date. The Grantee shall not be permitted, directly or indirectly, to designate the form of payment or the taxable year in which any payment is to be made.
6.    Administration of Award. The Award shall be subject to such other rules as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof. This Agreement shall be subject to discretionary interpretation and construction by the Committee. Day-to-day authority and responsibility for administration of the Plan, the Award and this Agreement have been delegated to the Company’s Benefit Plan Administration Committee and its authorized representatives, and all actions taken thereby shall be entitled to the same deference as if taken by the Committee itself. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee.
7.    Tax Liability and Withholding. The Grantee agrees to pay to the Company any applicable federal, state or local income, employment, social security, Medicare or other withholding tax obligation arising in connection with the Award to the Grantee, which the Company shall determine; and the Company shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the Common Stock that would otherwise be distributed to the Grantee, with any shares of Common Stock so withheld to be valued at the Fair Market Value on the date of such withholding. The Grantee, with the consent of the Company, may satisfy such withholding tax by transferring cash or Common Stock to the Company, with any shares of Common Stock so transferred to be valued at the Fair Market Value on the date of such transfer. Notwithstanding the foregoing, the ultimate liability for Grantee’s share of all tax withholding is the Grantee’s responsibility, and the Company makes no tax-related representations in connection with the grant or vesting of Restricted Units or the distribution of Common Stock or cash to Grantee.
8.    Adjustment Provisions. If, prior to the expiration of the Restricted Period, any change is made to the outstanding Common Stock or in the capitalization of the Company, the Restricted Units granted pursuant to this Award shall be equitably adjusted or terminated to the extent and in the manner provided under the terms of the Plan.
9.    Clawbacks, Insider Trading and Other Company Policies. The Grantee acknowledges and agrees that this Award is subject to all applicable clawback or recoupment, insider trading, share ownership and retention and other policies that the Company’s Board of Directors may adopt from time to time. Notwithstanding anything in the Plan or this Agreement to the contrary, all or a portion of the Award made to the Grantee under this Agreement is subject to being called for repayment to the Company or reduced in any situation where the Board of Directors or a Committee thereof determines that fraud, negligence, or intentional misconduct by the Grantee was a contributing factor to the Company having to restate all or a portion of its financial statement(s). The Committee may determine whether the Company shall effect any such repayment or reduction: (i) by seeking repayment from the Grantee, (ii) by reducing (subject to applicable law and the terms and conditions of the Plan or any other applicable plan, program, or arrangement) the amount that would otherwise be awarded or payable to the Grantee under the Award, the Plan or any other compensatory plan, program, or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing. The determination regarding the Grantee’s conduct, and repayment or reduction under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Grantee and the Company. The Grantee, in consideration of the grant of the Award, and by the Grantee's execution of this Agreement, acknowledges the Grantee's understanding of this provision and hereby agrees to make and allow an immediate and complete repayment or reduction in accordance with this provision in the event of a call for repayment or other action by the Company or Committee to effect its terms with respect to the Grantee, the Award and/or any other compensation described in this Agreement.
10.    Stock Reserved. The Company shall at all times during the term of the Award reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Award issued and granted to Grantee and the terms stated in this Agreement. It is intended by the Company that the Plan and shares of Common Stock covered by the Award are to be registered under the Securities Act of 1933, as amended, prior to the grant date; provided, that in the event such registration is for any reason not effective for such shares, the Grantee agrees that all shares acquired pursuant to the grant will be acquired for investment and will not be available for sale or tender to any third party.
11.    No Rights as Shareholder. The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable laws, rules, regulations and approvals. No shares of Common Stock shall be issued or transferred unless and until any then-applicable legal requirements have been fully met or obtained to the satisfaction of the Company and its counsel. Except as otherwise provided in this Agreement, the Grantee shall have no rights as a shareholder of the Company in respect of the Restricted Units or Common Stock for which the Award is granted. The Grantee shall not be considered a record owner of shares of Common Stock with respect to the Restricted Units until the Common Stock is actually distributed to Grantee.
12.    Continued Employment; Employment at Will. In consideration of the Company’s granting the Award as incentive compensation to Grantee pursuant to this Agreement, the Grantee agrees to all of the terms of this Agreement and to continue to perform services for the Company in a satisfactory manner as directed by the Company. Provided, however, no provision in this Agreement shall confer any right to the Grantee’s continued employment, limit the right of the Company to terminate the Grantee’s employment at any time or create any contractual right to receive any future awards under the Plan. Moreover, unless specifically provided under the terms thereof, the value of the Award will not be included as compensation or earnings when calculating the Grantee’s benefits under any employee benefit plan sponsored by the Company.
13.    Code Section 409A. This Award and Agreement are intended to comply with Code Section 409A or an exemption therefrom and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding any other provision of the Agreement, any distributions or payments due hereunder that are subject to Code Section 409A may only be made upon an event and in a manner permitted by Code Section 409A. “Termination of employment” or words of similar import used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Code Section 409A, a “separation from service” as defined in Code Section 409A. Each payment of compensation under this Agreement, including installment payments, shall be treated as a separate payment of compensation for purposes of applying Code Section 409A. Except as permitted under Code Section 409A, Grantee may not, directly or indirectly, designate the calendar year of settlement, distribution or payment. To the extent that an Award is or becomes subject to Code Section 409A and Grantee is a Specified Employee (within the meaning of Code Section 409A) who becomes entitled to a distribution on account of a separation from service, no payment shall be made before the date which is six (6) months after the date of the Grantee's separation from service or, if earlier, the date of Grantee’s death (the “Delayed Payment Date”), and the accumulated amounts shall be distributed or paid in a lump sum payment on the Delayed Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and shall not be liable for all or any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Code Section 409A.
14.    Entire Agreement; Severability; Conflicts. This Agreement contains the entire terms of the Award, and may not be changed other than by a written instrument executed by both parties or an amendment of the Plan. This Agreement supersedes any prior agreements or understandings, and there are no other agreements or understandings relating to its subject matter. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. Should there be any inconsistency between the provisions of this Agreement and the terms of the Award as stated in the resolutions and records of the Board of Directors or the Plan, the provisions of such resolutions and records of the Board of Directors and the Plan shall control.
15.    Successors and Assigns. The Award evidenced by this Agreement shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.
The Grantee hereby acknowledges receipt of this Agreement, the Notice of Restricted Unit Award and Agreement and a copy of the Plan, and accepts the Award under the terms and conditions stated in this Agreement, subject to all terms and provisions of the Plan, by signing this Agreement as of the date indicated.

Date	«Employee_Name»
Grantee

Exhibit A

Beneficiary Designation Form

I, _________________________________ (“Plan Participant”), state that I am a participant in the ONEOK, Inc. Long Term Incentive Plan, the ONEOK, Inc. Equity Compensation Plan, or any other stock compensation plan sponsored by ONEOK, Inc. (individually and collectively, the “Plan”), and the holder of one or more Stock Incentives granted or awarded to me under the Plan. With the understanding that I may change the following beneficiary designations at any time by furnishing written notice thereof to the Committee, I hereby designate the following individuals (or entities) as my beneficiaries to receive any and all benefits payable to me under the Plan and to exercise all rights, benefits and features of the Stock Incentives that have been awarded to me under the Plan, in accordance with the terms of the Plan and any associated award agreement, in the event of my death as follows:

1.	Primary Beneficiary (Beneficiaries)
The Primary Beneficiaries named below shall have first priority to any and all benefits payable to me under the Plan and to exercise all rights, benefits and features of the Stock Incentives that have been awarded to me under the Plan, in accordance with the terms of the Plan and any associated award agreement, in the event of my death.

Name	Relationship	SSN	Percentage of Total

If a designated Primary Beneficiary named dies or ceases to exist prior to receiving the share designated for such Primary Beneficiary, such share shall be transferred proportionately to other surviving and existing designated Primary Beneficiaries.

2.	Contingent Beneficiary (or Beneficiaries)
The Contingent Beneficiaries named below, if any, shall receive any benefits provided or payable to me under the Plan and be entitled to exercise, enjoy and receive all rights, benefits and features of the Stock Incentives that have been granted or awarded to me under the Plan in accordance with the Plan and the terms and provisions of such Stock Incentives in the event of my death if no Primary Beneficiary named above survives me or exists.

Name	Relationship	SSN	Percentage of Total

3.	Stock Incentives Covered By Beneficiary Designation
This Beneficiary Designation is applicable to and covers the following Stock Incentives that have been granted or awarded to me under the Plan:
(Check one)
_______ All Stock Incentives previously or subsequently granted or awarded to me under the Plan; or
_______ The following Stock Incentives that have been granted or awarded to me under the Plan:
(List Stock Incentives Covered)

Stock Incentive	Grant Date	Number of Shares of Stock

4.	General Terms
This instrument does not modify, extend or increase any rights or benefits otherwise provided for by any Stock Incentive under the Plan. All terms used in this instrument shall have the meaning provided for under the Plan, unless otherwise indicated herein. This instrument is not applicable to Common Stock of ONEOK, Inc. that I have acquired outright and without any restrictions or limitations under the Plan prior to my death. This instrument revokes and supersedes any prior designation of a Beneficiary (or Beneficiaries) made by me with respect to the Stock Incentives covered by this Beneficiary Designation.

IN WITNESS WHEREOF, I have signed this instrument this __ day of ____________, __________.

Plan Participant

Witness

Witness

RECEIVED AND ACKNOWLEDGED this ____ day of ________, 20__,

For the Committee